EXHIBIT 10.1

FB FINANCIAL CORPORATION

Non-Employee Director Compensation Policy

(Revised as of May 1, 2019)

Effective Date

On October 18, 2018, the Board of Directors (the “Board”) of FB Financial Corporation (the “Company”) adopted this Non-Employee Director Compensation Policy, to be effective May 1, 2019. This policy replaces the Independent Director Compensation Policy that was adopted on May 18, 2017.

Eligibility

This policy shall apply to directors of the Company who have been identified by the Board as “independent” as defined in the New York Stock Exchange listing standards (each, an “independent director”).  In addition, this policy shall apply to certain directors of the Company who are not independent directors but who are not employees of the Company or any parent or subsidiary of the Company, if the Compensation Committee of the Company determines that such directors shall be eligible hereunder.  The term “Non-Employee Directors” as used herein includes all independent directors and all non-employee (but not independent directors) who are eligible hereunder.

Compensation

Non-Employee Directors should receive reasonable and appropriate compensation for the time and effort they spend serving on the Board and its committees and their exercise of responsibilities and assumption of risk. Compensation should be competitive in order to retain and attract qualified individuals, but excessive fees can potentially compromise the objectivity and independence of Non-Employee Directors. Competitive pay will be measured by comparison to director compensation in the Company’s appropriate peer group.

Compensation will include an appropriate balance of cash and equity-based awards made under the Company’s stock incentive programs. Equity compensation helps to align the interests of Non-Employee Directors with those of shareholders. In general, compensation should not be performance-based to ensure that directors do not have the same incentives as executive officers of the Company but can serve as a check on imprudent risk-taking in executive compensation plan design.

In determining compensation for Non-Employee Directors, the Board has and will review the entire fairness of the decision to the Company and its shareholders. Based on these considerations, the Board has determined the following annual compensation is appropriate for Non-Employee Directors, which shall remain in effect until changed by the Board:

Annual Cash Compensation:

4824-3528-7922

Approved by Board of Directors on October 18, 2018

a. Base Cash Retainer for All Non-Employee Directors b. Audit Committee Chair Annual Fee c. Compensation Committee Chair Annual Fee d. Nominating and Corporate Governance Chair Annual Fee	$30,000 $10,000 $6,000 $6,000
Annual Restricted Stock Unit (RSU) Grant:
All Non-Employee Directors	$30,000

Plan Year

Annual compensation will be paid for each “Plan Year” of service as a member of the Board. For purposes of this policy, the Plan Year commences on May 1 of each calendar year and ends on April 30.

Cash Payment Schedule

Annual Cash Compensation. Committee Chair fees will be paid on April 30 of each year. The Annual Base Cash Retainer for the Plan Year will be paid in arrears on a quarterly basis, and prorated as described below.

Quarterly Service Period	Payment Date
May 1 to July 31	July 31
August 1 to October 31	October 31
November 1 to January 31	January 31
February 1 to April 30	April 30

•

If a Non-Employee Director is newly appointed or elected to the Board at the Annual Meeting of Shareholders (“Annual Meeting”), then his or her first quarterly cash payment will be prorated to reflect his or her full calendar months of service (e.g., if elected to Board in May Annual Meeting, director will be 2/3 of the quarterly payment for service in June and July).

•

If a Non-Employee Director is newly appointed or elected to the Board at any time other than at an Annual Meeting, then his or her first quarterly cash payment will be prorated to reflect the number of full calendar months of service between the effective date of the Non-Employee Director’s appointment or election through the last day of the respective Quarterly Service Period (e.g., if on December 15, the first quarterly cash payment will be 1/3 of the quarterly payment for service in January).

•	If a Non-Employee Director is not newly appointed or re-elected at the Annual Meeting, then he or she will not receive any cash payment for services during the month of such Annual Meeting.

•	If the payment date is not a business day, then the applicable payment shall be made on the first business day immediately following the payment date.

Election to Receive Stock in Lieu of Cash. By adopting this Policy, the Board intends to supplement the terms of the FB Financial Corporation 2016 Incentive Plan (the “Plan”) to permit the elections described in this paragraph. Each Non-Employee Director may elect to receive all or any portion of the Annual Cash Compensation (including the Base Cash Retainer, Audit Committee Chair Annual Fee and Compensation Committee Chair Annual Fee) in the form of the Company’s common stock, which shall be paid from and shall be subject to the terms of the Plan. The number of whole shares of Company common stock to be paid is subject to the availability of shares under the Plan and will be determined by dividing the amount of the Annual Cash Compensation the Non-Employee Director has elected to be paid in stock by the Fair Market Value (as defined in the Plan) per share of Company stock on the date that the date that the cash would have been paid under this policy. No fractional shares shall be paid. If the Plan does not have sufficient

4824-3528-7922

Approved by Board of Directors on October 18, 2018

shares, the “Committee” that is described as the administrator of the Plan may allocate shares that are available pro-rata to Non-Employee Directors.

Shares of Company common stock received under this election will be 100% vested and nonforfeitable, and the Non-Employee Director receiving such shares (or his or her custodian, if any) will have immediate rights of ownership in the shares, including the right to vote the shares and the right to receive dividends or other distributions thereon.

To elect payment in the form of Company stock, the Non-Employee Director must deliver a valid Election Form (attached hereto as Appendix A) to the Secretary of the Company prior to the beginning of a Plan Year, which will be effective as of the first day of the Plan Year beginning after the Secretary receives the Election Form. The election will be irrevocable after the commencement of the Plan Year and will continue for succeeding Plan Years until the Non-Employee Director makes a new election. The Non-Employee Director may change his or her election by executing and delivering a new Election Form prior to the commencement of a new Plan Year.

Annual Restricted Stock Unit Grant. Subject to share availability under the Plan, each Non-Employee Director will receive a grant of restricted stock units having a grant date fair value of $30,000 (determined in accordance with U.S. generally accepted accounting principles) (the “Annual RSU Award”), as follows:

•

The Annual RSU Award is hereby granted on the first business day immediately following the date of each Annual Meeting that the Non-Employee Director is elected or remains a member of the Board (or, if the person becomes a Non-Employee Director at any time other than an Annual Meeting, the grant is made on the first business day following the effective date on which the person becomes a Non-Employee Director).

•

If a Non-Employee Director is newly appointed or elected to the Board at any time other than at an Annual Meeting, then the number of RSUs subject to his or her Annual RSU Award will be prorated based on the number of full calendar months between the effective date of the Non-Employee Director’s appointment or election through the end of the Plan Year in which service on the Board commenced.

•	No award will be made to a Non-Employee Director who is not elected to the Board or does not remain a director following the Annual Meeting.

•	The Annual RSU Awards are granted under, and subject to the terms and conditions of, the Plan and the award certificate attached hereto as Appendix B.

•

The Annual RSU Award will become fully vested at the end of each Plan Year (the “RSU Vesting Date”), subject to the Non-Employee Director’s continued service on the Board on the RSU Vesting Date. If a Non-Employee Director’s service on the Board terminates for any reason prior to the RSU Vesting Date, then he or she will forfeit the Annual RSU Award.

•	By adopting this Policy, the Restricted Stock Unit grant described in this Policy is made by the Committee each year under the terms of the Plan without further action required by the Committee.

4824-3528-7922

Approved by Board of Directors on October 18, 2018

Appendix A

Election to Receive Stock in Lieu of Cash Retainer and Fees

pursuant to the

FB Financial Corporation

Non-Employee Director Compensation Policy

Capitalized terms used herein and not otherwise defined have the meanings assigned such terms in the FB Financial Corporation Non-Employee Director Compensation Policy (the “Policy”).

This constitutes my irrevocable written election under the Policy to receive all or a portion of my Annual Base Cash Retainer and/or Fees to be earned for the Plan Year beginning May 1, 2019. I acknowledge that this Election Form is irrevocable for the Plan Year and will continue for subsequent Plan years until modified. I may change my election for future Plan Years by executing and delivering a new Election Form prior to the commencement of a new Plan Year. If I fail to deliver a new Election Form prior to the commencement of any subsequent Plan Year, I acknowledge and intend that this Election Form continue in effect during any subsequent Plan Year until I timely file a new Election Form; provided, however, that I may completely revoke this election at any time. I understand that this election is subject to share availability under the Plan.

ANNUAL CASH COMPENSATION

please check one, as applicable:

□	I hereby elect to receive _____% of my Base Cash Retainer in the form of non-deferred shares of Stock, to be granted on the same day that the Annual Base Cash Retainer would be paid in cash.

□

I hereby elect to receive _____% of my Audit Committee Chair Annual Fee in the form of non-deferred shares of Stock, to be granted on the same day that the Audit Committee Chair Annual Fee would be paid in cash.

□

I hereby elect to receive _____% of my Compensation Committee Chair Annual Fee in the form of non-deferred shares of Stock, to be granted on the same day that the Compensation Committee Chair Annual Fee would be paid in cash.

The balance of my Base Cash Retainer and Annual Fee (if any) will be paid in cash.

Executed this _____ day of _________, 20___.

Print Name:_________________________

Appendix A Page 1 of 1

Appendix B

R E S T R I C T E D  S T O C K  U N I T  A W A R D  C E R T I F I C A T E

Non-transferable

G R A N T  T O

___________________________

(“Grantee”)

by FB Financial Corporation (the “Company”) of

________ restricted stock units convertible, on a one-for-one basis, into shares of Stock (the “Units”).

The Units are granted pursuant to and subject to the provisions of the FB Financial Corporation 2016 Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”).  By accepting the Units, Grantee shall be deemed to have agreed to the Terms and Conditions set forth in this Award Certificate and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Unless vesting is accelerated in accordance with the Plan or Section 1 of the Terms and Conditions, the Units shall vest (become non-forfeitable) in accordance with the following schedule, subject to Grantee’s Continuous Service on each vesting date.

Vesting Date	Percent of Units Vesting

IN WITNESS WHEREOF, FB Financial Corporation, acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

FB FINANCIAL CORPORATION

By:   James Gordon

Its:Chief Financial Officer

Grant Date:

Award Certificated - Approved by Compensation Committee on 3.1.2018

TERMS AND CONDITIONS

1.Vesting of Units.  The Units will vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a)	as to the percentages of the Units specified on the cover page hereof, on the respective Vesting Dates specified on the cover page hereof, subject to Grantee’s Continuous Service on each vesting date;
(b)	as to all of the Units, on the termination of Grantee’s Continuous Service by the Company by reason of Grantee’s death;
(c)	as to all of the Units, on the termination of Grantee’s Continuous Service by the Company by reason of Grantee’s Disability;
(d)

as to all of the Units, on the termination of Grantee’s Continuous Service by the Company by reason of Grantee’s Qualifying Retirement.  For purposes of this Award Certificate, a “Qualifying Retirement” means Grantee’s termination of employment at or following age 65 with at least ten (10) years of service with the Company;

(e)	as to all of the Units, on the termination of Grantee’s Continuous Service by the Company without Cause;
(f)

as to all of the Units, on the occurrence of a Change in Control, unless the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control; or

(g)

as to all of the Units, if the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, on the termination of Grantee’s employment by the Company without Cause (or Grantee’s resignation for Good Reason as provided in any employment, severance or similar agreement between Grantee and the Company or an Affiliate) within two years after the effective date of the Change in Control.

If Grantee’s Continuous Service terminates prior to a Vesting Date for any reason other than as described in (b), (c), (d), (e) or (g) above, Grantee shall forfeit all right, title and interest in and to the then unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

2.Conversion to Stock.  The Units that vest upon a Vesting Date will be converted to shares of Stock on the Vesting Date (the “Conversion Date”). Notwithstanding the foregoing, if (i) the Vesting Date occurs by reason of Section 1(c), (d), (e) or (g) hereof, and (ii) Grantee is a “specified employee” of the Company (as defined in Section 409A of the Code and applicable regulations) as of the date of his or her termination of employment, then, to the extent required by Section 409A of the Code, the shares of Stock will be delivered to Grantee on the first day of the seventh month following the date of Grantee’s termination of employment.  The shares of Stock will be registered in the name of Grantee as of the Conversion Date, and certificates for the shares of Stock (or, at the option of the Company, statements of book entry notation of the shares of Stock in the name of Grantee in lieu thereof) shall be delivered to Grantee or Grantee’s designee upon request of Grantee as soon as practicable after the Conversion Date.

3.Dividend Rights. The Units are not entitled to any dividends or dividend equivalent rights.

4.Voting Rights.  Grantee shall not have voting rights with respect to the Units.  Upon conversion of the Units into shares of Stock, Grantee will obtain full voting rights and other rights as a shareholder of the Company.

5.No Right of Continued Service.  Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue to provide services to the Company or any Affiliate.

6.Restrictions on Transfer and Pledge.  No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party, or shall be subject to any lien, obligation, or

4824-3528-7922

Appendix B Page 2 of 3

liability of Grantee to any other party.  The Units are not assignable or transferable by Grantee other than by will or the laws of descent and distribution.

7.Restrictions on Issuance of Shares.  If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

8.Payment of Taxes.  The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising in connection with the Units. The withholding requirement shall be satisfied by withholding from the settlement of the Units Shares having a Fair Market Value on the date of withholding equal to the minimum amount required to be withheld for tax purposes.

9.Plan Controls.  The terms contained in the Plan are incorporated into and made a part of this Award Certificate, and this Award Certificate shall be governed by and construed in accordance with the Plan.  In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

10.Successors.  This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

11.Severability.  If any one or more of the provisions contained in this Award Certificate are invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12.Notice.  Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid.  Notices to the Company must be addressed to FB Financial Corporation, 211 Commerce Street, Suite 300, Nashville, TN 37201; Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

13.Clawback.  The Units shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.

4824-3528-7922

Appendix B Page 3 of 3